Exhibit 99.1

BLOGGERWAVE EXPANDS COOPERATION WITH LEADING EUROPEAN E-MAIL MARKETING COMPANY TO EXTEND REACH INTO U.S. MARKET

MOUNTAIN VIEW, Calif., April 6, 2010 – Bloggerwave Inc. (“Bloggerwave”) (OTCBB: BLGW.OB), an innovative commercial blogging company, announced today that it has expanded its cooperative agreement with MikkelsenMedia, a leading permission-based e-mail marketing company that is well established in Scandinavia and the United Kingdom.

MikkelsenMedia reaches over 6 million consumers internationally. As the leading Danish affiliate system, it serves over 300 major partners in Denmark.  MikkelsenMedia provides for full campaign management to include e-mail and microsite design, targeted consumer planning and reporting to significantly add to clients’ online marketing mix and maximizing return on investment.   The affiliate system is designed for publishers wishing to acquire additional inventory through a network of campaigns for website and banner placement in newsletters, increasing revenue and exposing opt-in customers to international brands.  For more information about MikkelsenMedia, please visit www.mikkelsenmedia.com.

“We have worked closely with MikkelsenMedia for over two years with excellent results,” said Bloggerwave Director Ulrik Thomsen.  “Their wide international outreach through permission-based e-mail complements and enhances our commercial blogging system very well.  We have much in common, including multilingual capabilities and teams of employees who are familiar with the marketing cultures of different nations. Together we have been highly successful in extending our reach into the United Kingdom.  We look forward to similar success as we expand into the various U.S. markets.”

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company’s website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines –and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.  The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 extension 7770 or info@cfsg1.com.